UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  November 17, 2010 (November 11, 2010)

DynaVox Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-34716	27-1507281
(State or Other Jurisdiction of	(Commission File Number)	(IRS Employer
Incorporation)		Identification No.)

2100 Wharton Street, Suite 400, Pittsburgh, PA 15203

(Address of Principal Executive Offices) (Zip Code)

(412) 381-4883

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐         Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐         Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐         Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐         Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition.

On November 11, 2010, DynaVox Inc. issued a press release announcing its results of operations for the fiscal quarter ended October 1, 2010. The press release is furnished as Exhibit 99.1 to this Report and is hereby incorporated by reference in this Item 2.02.

The Company reports that net sales of devices in the United States decreased 1% in the first quarter of fiscal 2011 when compared with the same period in the prior year, due mainly to a 42% decrease in sales to schools that was partially offset by an increase in the Company’s sales to other channels, especially the adult market. U.S. device sales represented 65% of the Company’s total net sales in the first quarter of the 2010 fiscal year, and sales to schools represented 21% of the Company’s net sales of devices in the United States in the same period. Net sales of devices to international markets decreased 45% in the first quarter of fiscal 2011 when compared with the same period in the prior year.

The Company has also updated the disclosure previously included in its Quarterly Report on Form 10-Q for the quarterly period ended October 1, 2010, and reports that the Fixed Charge Coverage Ratio for the twelve months ended October 1, 2010 was 1.23. The Fixed Charge Coverage Ratio is calculated by dividing the sum of cash interest expense (net of interest income), cash taxes paid, scheduled principal payments on all debt, restricted cash distributions and management fees paid to Vestar and other certain pre-IPO owners (which items totaled $19.0 million for the twelve months ended October 1, 2010) by operating cash flow. Operating cash flow is defined as Adjusted EBITDA for a twelve-month period less any unfinanced capital expenditures for such twelve-month period. Operating cash flow for the twelve months ended October 1, 2010 was $23.4 million.

As provided in General Instruction B.2 of Form 8-K, the information and exhibit contained in this Form 8-K shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall they be deemed to be incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01 - Financial Statement and Exhibits

(d)           Exhibits.

Exhibit No.	Description

99.1	Press Release dated November 11, 2010

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DYNAVOX INC.

By:	/s/ Kenneth D. Misch
Name: Kenneth D. Misch
Title: Chief Financial Officer

Date:  November 17, 2010